**PRESS RELEASE**

Contact:
Thomas F. Gibney, President and CEO
12 Main Street
Walden, NY 12586
(845) 778-2171

October 23, 2009

          HOMETOWN BANCORP, INC. ANNOUNCES QUARTERLY DIVIDEND AND THIRD
                             QUARTER 2009 EARNINGS


     Hometown Bancorp, Inc., (the "Company") (OTCBB: HTWC) the mid-tier holding company for Walden Federal Savings and Loan Association (the "Bank"), announced the approval by its Board of Directors of a cash dividend on its outstanding common stock of $0.02 per share. The dividend will be payable to stockholders of record as of November 5, 2009 and is expected to be paid on November 20, 2009. Hometown Bancorp MHC, which holds 1,309,275 shares or approximately 56.3% of the Company's total outstanding stock, will waive receipt of the dividend on its shares.

     The Company announced earnings of $145,000, for the three months ended September 30, 2009 as compared to $193,000 for the same period in 2008. The primary reasons for the decrease in earnings for the quarter ended September 30, 2009 were an increase in non-interest expenses relating to the FDIC deposit insurance base assessment, salary and employee benefits and a decrease in net interest income, partially offset by an increase in mortgage banking income as a result of increased originations of residential mortgage loans sold into the secondary market.

     Earnings for the nine months ended September 30, 2009 were $400,000 as compared to $552,000 for the same period in 2008. The primary reasons for the decrease in earnings for the nine months ended September 30, 2009 were an increase in the Company's provision for loan losses, and an increase in non-interest expenses relating to an increase in the FDIC deposit insurance base assessment and the FDIC Special Assessment, salary and employee benefits, which was partially offset by an increase in mortgage banking income as a result of increased originations of residential mortgage loans sold into the secondary market and a decrease in marketing expense.

     Net interest income decreased by $82,000 or 4.9%, to $1.6 million for the three months ended September 30, 2009 compared to the prior year period. The primary reason for the decrease in net interest income during the quarter ended September 30, 2009, was the decline in the yield of interest-earning assets of 75 basis points to 5.74%, partially offset by a decrease in the cost of interest-bearing liabilities of 58 basis points to 1.57% when compared to the three months ended September 30, 2008. The interest rate spread decreased by 17 basis points to 4.17% for the three months ended September 30, 2009 from 4.34% for the three months ended September 30, 2008. The net interest margin decreased by 36 basis points to 4.48% for the three month period ended September 30, 2009 as compared to the three month period ended September 30, 2008.

     Net interest income increased by $2,000 to $4.7 million for the nine months ended September 30, 2009 compared to the prior year period. As a result of the low interest rate environment the yield of interest-earning assets decreased by

80 basis points to 5.85%, and the cost of interest-bearing liabilities decreased by 66 basis points to 1.83% for the nine months ended September 30, 2009 as compared to the nine months ended September 30, 2008. The interest rate spread decreased by 14 basis points to 4.02% for the nine months ended September 30, 2009 from 4.16% for the nine months ended September 30, 2008. The net interest margin decreased 37 basis points to 4.39% for the nine months ended September 30, 2009 as compared to the nine months ended September 30, 2008.

     The provision for loan losses for the quarter ended September 30, 2009 was $111,000, a decrease of $23,000 as compared to the provision for loan losses for the quarter ended September 30, 2008. The decrease was a result of the higher provision in the quarter ended September 30, 2008 as a result of a $108,000 specific allowance for a residential subdivision, excluding the specific allowance, the Bank's provision for loan losses for the quarter ended September 30, 2009 would have been $85,000 greater than in the quarter ended September 30, 2008. This increase in provision for loan losses was a result of management's consideration for continued economic weakness during 2009 necessitating a higher level of allowance.

     The provision for loan losses for the nine months ended September 30, 2009 was $429,000, an increase of $195,000 as compared to the provision for loan losses for the prior year period. The increase in the provision for loan losses during the nine months ended September 30, 2009 was partially the result of management's increase in the specific allowance of $111,000 for a residential subdivision in the Bank's market area, and management's consideration for continued economic weakness during 2009 necessitating a higher level of allowance. As a result, the allowance for loan losses totaled $1.7 million at September 30, 2009, or 1.20% of total loans, as compared to $1.3 million, or 0.97% of total loans as of December 31, 2008.

     Non-interest income was $498,000 for the quarter ended September 30, 2009 compared to $468,000 for the quarter ended September 30, 2008. The primary reason for the increase in non-interest income for the quarter ended September 30, 2009, was mortgage banking income, net, which increased by $122,000. This was a result of gains on the sale of mortgage loans due to increased volume of loans sold and unfunded loans committed to be sold, as refinance activity remained steady in the current low mortgage interest rate environment. This gain was partially offset by a decrease in other non-interest income in the quarter ended September 30, 2008 of $66,000 primarily due to $83,000 for a settlement of a litigation matter and a $19,000 unrealized loss on the sales contract on a other real estate owned property.

     Non-interest income was $1.7 million for the nine months ended September 30, 2009 compared to $1.3 million for the nine months ended September 30, 2008. The primary reason for the increase in non-interest income for the nine months ended September 30, 2009, was mortgage banking income, net, which increased by $516,000. This was a result of gains on the sale of mortgage loans due to increased volume of loans sold and unfunded loans committed to be sold, as refinance activity grew in the current low mortgage interest rate environment. This gain was partially offset by decreases in banking fees and service charges of $35,000 as a result of customer preference for service charge free accounts and the competitive banking environment for core deposits, and a decrease in other non-interest income of $124,000 primarily due to $164,000 for a settlement of a litigation matter in the nine months ended September 30, 2008.

     Non-interest expense was $1.7 million for both the quarters ended September 30, 2009 and 2008. FDIC deposit insurance premiums increased by $41,000 as a result of increases in the base assessment. In addition, salary and employee benefits increased approximately $44,000 and professional fees increased $18,000, but were partially offset by decreases in advertising and marketing expense of $40,000 in the third quarter of 2009 compared to the third quarter of 2008.

     Non-interest expense increased by $405,000 to $5.3 million for the nine months ended September 30, 2009, compared to $4.9 million for the prior year period. Non-interest expense increased primarily due to the FDIC deposit insurance premiums increase of $251,000 as a result of an increase in the base assessment and the FDIC Special Assessment along with salary and employee benefits increases of $175,000. Data processing expense and occupancy and equipment expense increased by $54,000 and $15,000, respectively, and was offset by decreases in advertising and marketing expense of $98,000 and professional fees of $5,000 in the first nine months of 2009 compared to the prior year period.

     Total assets grew $4.1 million, or 2.8%, to $154.5 million at September 30, 2009 from $150.4 million at December 31, 2008, due primarily to increases in cash and cash equivalents, loans, net and foreclosed assets. Cash and cash equivalents increased by $1.5 million, while securities decreased by $166,000 during the nine months ended September 30, 2009. Loans, net, (includes loans held for sale) increased $1.5 million, or 1.1%, from $138.0 million at December 31, 2008 to $139.5 million at September 30, 2009. The primary reasons for the net loan increase during the nine months ended September 30, 2009 were increases of $3.5 million in commercial mortgage loans, $1.7 million in commercial business loans, $1.3 million in land loans, and $201,000 in construction loans, offset by decreases of $4.9 million in residential mortgages.

     Nonperforming loans totaled $7.4 million, or 5.3%, of total loans at September 30, 2009 compared to $5.0 million, or 3.6%, of total loans at December 31, 2008. The $7.4 million in nonperforming loans at September 30, 2009 were comprised of $2.4 million in one-to four-family residential loans, $1.8 million of commercial real estate loans, $1.2 million of land loans, $1.1 million of loans extended to a residential subdivision, and two loans to builders for construction of unsold homes totaling $965,000.

     Other real estate owned totaled $930,000 at September 30, 2009 compared to none at December 31, 2008. Other real estate owned consisted of two residential properties, one residential building lot and one commercial office building. In October one residential property was sold which will reduce other real estate owned by $50,000.

     Total deposits were $131.1 million at September 30, 2009 compared to $124.7 million at December 31, 2008, an increase of $6.4 million or 5.1%. The increase in deposits consisted primarily of certificates of deposit which increased by $3.2 million, savings accounts which increased by $2.8 million, and non-interest checking which increased by $1.9 million, offset by a decrease in money market accounts of $1.1 million.

     Total borrowings were $1.0 million at September 30, 2009 compared to $4.4 million at December 31, 2008. The borrowings were paid down by the deposit growth during the first nine months of 2009.

     Total stockholders' equity increased by $326,000 from $18.8 million at December 31, 2008 to $19.1 million at September 30, 2009. Equity increased primarily due to earnings of $400,000 for the nine months ended September 30, 2009, partially offset by dividend payments of $67,000 and common stock repurchases of $27,000 during 2009.

     Established in 1919, the Bank is a community-oriented financial institution headquartered in Walden, New York. Through its nine offices, the Bank offers a full-range of financial services to individuals and businesses within its market area. For more information on Hometown Bancorp, Inc. and Walden Federal Savings and Loan Association go to our website www.waldenfederal.com.

     This press release contains certain forward-looking statements that are based on assumptions and may describe future plans, strategies and expectations of the Company. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.



-------------------------------------------------------------------------------------------
                                                      September 30,             December 31,
(Dollars in thousands)                                     2009                     2008
-------------------------------------------------------------------------------------------
Financial Condition Data:
Total assets                                              $154,506                  $150,369
Investment securities                                        2,345                     2,511
Loans receivable, net                                      139,509                   137,974
Deposits                                                   131,147                   124,739
Borrowings                                                   1,000                     4,375
Total stockholders' equity                                  19,120                    18,794

Capital Ratios:
Average equity to average assets                             12.50  %                  13.49  %
Equity to total assets at the end of the period              12.37                     12.50

Asset Quality Ratios:
Allowance for loan losses as a percent of total
loans                                                         1.20  %                   0.97  %
Allowance for loan losses as a percent of
nonperforming loans                                          22.76                     27.10
Net charge-offs to average outstanding loans
during the period (annualized)                                0.08                      0.01
Nonperforming loans as a percent of total loans               5.27                      3.57
Nonperforming assets as a percent of total assets             5.42                      3.31



--------------------------------------------------------------------------------------------------------------------------
                                                            Three Months Ended                    Nine Months Ended
                                                               September 30,                        September 30,
(Dollars in thousands)                                 2009                 2008                2009                2008
                                                       ----                 ----                ----                ----
--------------------------------------------------------------------------------------------------------------------------
Operating Data:
Interest income                                        $ 2,030              $ 2,235             $ 6,253            $ 6,566

Interest expense                                           444                  567               1,555              1,870
                                                    ----------------------------------------------------------------------
Net interest income                                      1,586                1,668               4,698              4,696

Provision for loan losses                                  111                  134                 429                234
                                                    ----------------------------------------------------------------------
Net interest income after provision for loan
losses                                                   1,475                1,534               4,269              4,462

Noninterest income                                         498                  468               1,659              1,311

Noninterest expenses                                     1,738                1,678               5,276              4,871
                                                    ----------------------------------------------------------------------
Income before taxes                                        235                  324                 652                902

Income tax expense                                          90                  131                 252                350
                                                    ----------------------------------------------------------------------
Net income                                              $  145               $  193              $  400             $  552
--------------------------------------------------------------------------------------------------------------------------

Earnings Per Common Share:
Basic and diluted                                       $ 0.06               $ 0.08              $ 0.18             $ 0.24
Weighted average shares outstanding                      2,245                2,291               2,246              2,292

Performance Ratios (1):
Return on average assets                                  0.38  %              0.54  %             0.35  %            0.54   %
Return on average equity                                  3.03                 4.06                2.79               3.91
Interest rate spread (2)                                  4.17                 4.34                4.02               4.16
Net interest margin (3)                                   4.48                 4.84                4.39               4.76
Noninterest income to average assets                      1.29                 1.30                1.45               1.27
Noninterest expense to average assets                     4.49                 4.67                4.61               4.72
Efficiency ratio (4)                                     83.40                78.56               83.00              81.09
Average interest-earning assets to average
   interest-bearing liabilities                         124.83               130.88              126.04             131.71

Dividends declared per share                            $ 0.02                    -              $ 0.04                  -
Book value per share                                                                              $8.22             $ 8.01

(1) Performance ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents noninterest expense divided by the sum of net interest income and noninterest income.